Exhibit 99.1

NEWS RELEASE

MARKEL CORPORATION 4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen. VA 23058-2009 (804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL REPORTS THIRD QUARTER AND NINE MONTH

PERIOD RESULTS

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, October 27, 2004 — Markel Corporation (NYSE - MKL) reported net income of $1.40 per diluted share for the quarter ended September 30, 2004 compared to a net loss of $1.68 per diluted share for the same period of 2003. Net income for the nine months ended September 30, 2004 was $11.68 per diluted share compared to $7.99 per diluted share in 2003. The combined ratio for the third quarter of 2004 was 106% compared to 110% in 2003. For the nine months ended September 30, 2004, the combined ratio was 97% compared to 101% in the prior year. The third quarter and nine month results reflected approximately $80 million of pretax net losses related to Hurricanes Charley, Frances, Ivan and Jeanne. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “While the losses suffered as a result of unprecedented hurricane activity during the third quarter have impacted our financial results, we are pleased to report that our business continues to generate strong underwriting profits.”

In evaluating its operating performance, the Company focuses on core underwriting and investing results (core operations) before consideration of realized gains or losses, amortization expenses and nonrecurring items (these measures do not replace operating income (loss) or net income (loss) computed in accordance with generally accepted accounting principles as a measure of profitability). The Company believes that this measure provides meaningful information about the performance of its core underwriting and investing activities. The Company’s definition of core operations may not be comparable to that used by other companies. Following is a comparison of 2004 and 2003 results on a per diluted share basis, except for book value per common share outstanding (shares in thousands).

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Core operations	$1.00	$(1.19)	$10.80	$5.90
Realized gains (losses)	(0.02)	(0.49)	0.46	2.36
Amortization expense	—	—	—	(0.27)
Nonrecurring tax benefit	0.42	—	0.42	—

Diluted net income (loss)	$1.40	$(1.68)	$11.68	$7.99

Weighted average diluted shares	9,854	9,845	9,855	9,859

	September 30, 2004	December 31, 2003
Book value per common share outstanding	$152.93	$140.38

Common shares outstanding	9,847	9,847

Third quarter income from core operations was $1.00 per share in 2004 compared to a loss of $1.19 per share for 2003. For the nine months ended September 30, 2004, income from core operations was $10.80 per share compared to income from core operations of $5.90 per share for the same period in 2003. The increase in both periods of 2004 was due to improved underwriting results in the Excess and Surplus Lines, Specialty Admitted and Other segments compared to 2003.

Book value increased 9% to $152.93 per share primarily as a result of $115.1 million of net income for the nine months ended September 30, 2004.

Comprehensive income was $69.8 million for the third quarter of 2004 compared to comprehensive loss of $27.7 million for the same period of 2003. The improvement was primarily due to an increase in the market value of the Company’s investment portfolio and higher net income as a result of improved underwriting performance in the third quarter of 2004 compared to the same period of 2003. For the nine months ended September 30, 2004, comprehensive income was $122.4 million compared to $142.1 million in 2003. The decrease in comprehensive income was due to lower unrealized gains on the investment portfolio for the nine months ended September 30, 2004 compared to the same period of 2003 partially offset by higher net income as a result of a return to underwriting profits in 2004.

	-Combined Ratio Analysis- (1)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Excess and Surplus Lines	91%	99%	86%	92%
Specialty Admitted	89%	90%	88%	93%
London Insurance Market	138%	101%	119%	102%
Other	139%	783%	145%	488%
Consolidated	106%	110%	97%	101%

The combined ratios for the Excess and Surplus Lines segment improved for both the quarter and nine months ended September 30, 2004 and included approximately $26 million of net losses related to the 2004 hurricanes. The improvement for both periods was due to more favorable development of prior years’ loss reserves in 2004 compared to 2003. In 2003, underwriting results included a $50 million increase in prior years’ loss reserves at the Investors Brokered Excess and Surplus Lines unit.

The Specialty Admitted segment produced improved underwriting results for the quarter and nine months ended September 30, 2004 compared to the same periods of 2003. The combined ratios for the quarter and nine months ended September 30, 2004 included approximately $9 million of net losses from the 2004 hurricanes. The Specialty Admitted segment continues to benefit from lower current year losses, more favorable development of prior years’ loss reserves and lower expense ratios.

The London Insurance Market segment’s combined ratios for the quarter and nine months ended September 30, 2004 included approximately $45 million of net losses for the 2004 hurricanes and an $8.0 million provision for dispute resolution. The underwriting loss for the nine months ended September 30, 2004 also included $30.0 million of loss reserve increases reported during the first quarter of 2004.

The underwriting loss from Other was $4.0 million for the quarter ended September 30, 2004 compared to $55.9 million for 2003. The Other underwriting loss for the nine months ended September 30, 2004 was $10.6 million compared to $74.5 million for the same period of 2003. During the third quarter of 2004, the Company completed a review of asbestos and environmental exposures in both its U.S. and international operations. While the legal environment and process for resolving asbestos and environmental claims continues to be adverse, no adjustments to loss reserves resulted from this review. The third quarter of 2003 included $55.0 million of reserve increases for asbestos and environmental exposures.

	-Premium Analysis- Quarter Ended September 30, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2004	2003	2004	2003
Excess and Surplus Lines	$374,137	$398,581	$290,842	$266,800
Specialty Admitted	89,953	81,095	68,632	60,467
London Insurance Market	170,467	183,184	152,145	140,538
Other	5,214	8,574	10,366	8,190

Total	$639,771	$671,434	$521,985	$475,995

	-Premium Analysis- Nine Months Ended September 30, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2004	2003	2004	2003
Excess and Surplus Lines	$1,114,808	$1,135,992	$857,512	$750,716
Specialty Admitted	235,728	212,533	196,373	172,541
London Insurance Market	548,139	548,762	465,517	404,753
Other	38,730	37,738	23,401	19,211

Total	$1,937,405	$1,935,025	$1,542,803	$1,347,221

Gross written premium for the third quarter of 2004 declined 5% compared to the same period of 2003. For the nine months ended September 30, 2004, gross written premium was flat compared to last year. The Company has experienced some market pressure to reduce prices in select lines of business on both new and renewal accounts. When the Company believes the prevailing market rates will not support its underwriting profit targets, the business is not written. The Company will not sacrifice underwriting profits to achieve top line growth and expects 2004 gross premium volume to be flat or slightly down compared to 2003.

Net written premium was $525.4 million for the third quarter of 2004 compared to $523.8 million for the same period of 2003. For the nine months ended September 30, 2004, net written premium was $1.6 billion compared to $1.5 billion in 2003. Net retention of gross written premium has increased, consistent with the Company’s strategy to retain more of its underwriting profits. Net retention of gross written premium for the third quarter of 2004 was 82% compared to 78% for 2003. For the nine months ended September 30, 2004 net retention of gross written premium was 82% compared to 76% for the same period of 2003. The increase was primarily due to changes in the mix of premium writings and purchasing less reinsurance in both the Excess and Surplus Lines and the London Insurance Market segments during 2004 compared to 2003.

Earned premium for the third quarter and nine months ended September 30, 2004 increased 10% and 15%, respectively, compared to the same periods of 2003. This increase in both periods of 2004 is due to higher gross premium volume over the past two years and higher retentions compared to 2003 in all segments.

Third quarter 2004 net investment income was $51.2 million compared to $46.4 million in the prior year. Net investment income for the nine months ended September 30, 2004 was $147.9 million compared to $137.1 million in 2003. In both periods of 2004, a larger investment portfolio offset lower investment yields.

Net realized losses for the quarter ended September 30, 2004 were $0.3 million compared to $7.4 million in 2003. For the nine months ended September 30, 2004, net realized gains were $6.9 million compared to $35.8 million for the same period last year. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

During the quarter ended September 30, 2004, the Company’s 2000 federal income tax year was closed. As a result, management determined that tax liabilities were $22.5 million less than previously estimated. The Company recognized a nonrecurring tax benefit of $4.1 million, reduced goodwill related to the Markel International acquisition by $14.7 million and increased additional paid in capital related to closed stock option plans by $3.7 million. Without regard to the nonrecurring benefit, the Company’s estimated annual effective tax rate was 29% for the nine months ended September 30, 2004 compared to 33% for the same period in 2003. The Company’s estimated annual effective rate differs from the statutory tax rate of 35% primarily as a result of tax exempt investment income.

At September 30, 2004, the Company’s investment portfolio increased approximately 11% to $5.9 billion from $5.3 billion at December 31, 2003. The

Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $279.1 million at September 30, 2004 compared to $270.8 million at December 31, 2003. Equity securities were $1.1 billion and $968.8 million, respectively, and represented 18% of the total investment portfolio at both September 30, 2004 and December 31, 2003.

Net cash provided by operating activities was $493.9 million for the nine months ended September 30, 2004 compared to $450.8 million for the same period in 2003. During the third quarter of 2004, the Company completed a public offering of $200 million of 7.35% senior notes due August 2034. The proceeds were used to repay $110 million outstanding under the Company’s revolving credit facility and the remainder will be used for general corporate purposes.

In September 2004, the Financial Accounting Standards Board’s Emerging Issues Task Force (EITF) reached a consensus on EITF Issue No. 04-8 (Issue No. 04-8) which addresses the effect of contingently convertible instruments on diluted earnings per share. The Company’s convertible notes payable are considered to be a contingently convertible instrument based upon the criteria established by Issue No. 04-8. When Issue No. 04-8 becomes effective, the Company will be required to restate previously reported diluted earnings per share. It is anticipated this rule will take effect during the fourth quarter of 2004. If the proposed accounting treatment for the convertible notes payable had been in effect at the end of the third quarter, the Company’s diluted earnings per share for the nine months ended September 30, 2004 would be further diluted by approximately 2%.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding the Company’s business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on the Company and the insurance industry. The Company’s anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. The Company is legally required to offer terrorism insurance and has attempted to manage its exposure. However, in the event of a covered terrorist attack, the Company could sustain material losses. Changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with the Company’s asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. The Company continues to closely monitor discontinued lines and reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede the Company’s ability to charge adequate rates and efficiently allocate capital. Economic conditions, interest rates, foreign exchange rate volatility and concentration of investments can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities. The Company’s premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company’s reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

The quarterly conference call, which will involve discussion of the third quarter financial results and may include forward-looking information, will be held Thursday, October 28, 2004 at approximately 10:30 a.m. Eastern Daylight Savings Time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until Friday, November 5, 2004, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s corporate web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, November 5, 2004.

The webcast, the conference call and the content and permitted replays or rebroadcasts thereof, are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast, or published in whole or in part without the express written consent of Markel Corporation.

(1)	Management considers both the combined ratio and the actual dollars of underwriting profit (loss) in evaluating the operating performance of its reporting segments. Investment decisions are not made within the underwriting segments. A reconciliation of segment profit (loss) to consolidated operating income is set forth below.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$521,985	$475,995	$1,542,803	$1,347,221
Net investment income	51,222	46,379	147,910	137,079
Net realized gains (losses) from investment sales	(253)	(7,360)	6,937	35,843

Total Operating Revenues	572,954	515,014	1,697,650	1,520,143

OPERATING EXPENSES
Losses and loss adjustment expenses	381,802	378,868	1,009,930	938,820
Underwriting, acquisition and insurance expenses	169,255	147,102	491,012	420,895
Amortization of intangible assets	—	—	—	4,127

Total Operating Expenses	551,057	525,970	1,500,942	1,363,842

Operating Income (Loss)	21,897	(10,956)	196,708	156,301
Interest expense	14,495	13,720	40,317	38,756

Income (Loss) Before Income Taxes	7,402	(24,676)	156,391	117,545
Income tax expense (benefit)	(6,423)	(8,143)	41,253	38,790

Net Income (Loss)	$13,825	$(16,533)	$115,138	$78,755

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities, net of taxes
Net holding gains (losses) arising during the period	$56,133	$(13,224)	$12,805	$82,705
Less reclassification adjustments for gains (losses) included in net income (loss)	165	4,784	(4,509)	(23,298)

Net unrealized gains (losses)	56,298	(8,440)	8,296	59,407
Currency translation adjustments, net of taxes	(289)	(2,750)	(1,000)	3,975

Total Other Comprehensive Income (Loss)	56,009	(11,190)	7,296	63,382

Comprehensive Income (Loss)	$69,834	$(27,723)	$122,434	$142,137

NET INCOME (LOSS) PER SHARE
Basic	$1.40	$(1.68)	$11.69	$8.00
Diluted	$1.40	$(1.68)	$11.68	$7.99

Selected Data (dollars and shares in thousands, except per share data)			September 30, 2004	December 31, 2003
Total investments and cash			$5,918,506	$5,349,952
Reinsurance recoverable on paid and unpaid losses			1,731,242	1,770,607
Intangible assets			342,617	357,317
Total assets			9,094,503	8,532,233
Unpaid losses and loss adjustment expenses			5,347,851	4,929,713
Unearned premiums			1,069,305	1,060,188
Convertible notes payable			93,829	90,601
Long-term debt			609,761	521,510
8.71% Junior Subordinated Debentures			150,000	150,000
Total shareholders’ equity			1,505,950	1,382,279
Book value per share			$152.93	$140.38
Common shares outstanding			9,847	9,847

Markel Corporation

Segment Reporting Disclosures

For the Quarters and Nine Months Ended September 30, 2004 and 2003

Segment Gross Written Premium

Quarter Ended September 30,			Nine Months Ended September 30,
2004	2003	(dollars in thousands)	2004	2003
$374,137	$398,581	Excess and Surplus Lines	$1,114,808	$1,135,992
89,953	81,095	Specialty Admitted	235,728	212,533
170,467	183,184	London Insurance Market	548,139	548,762
5,214	8,574	Other	38,730	37,738

$639,771	$671,434	Consolidated	$1,937,405	$1,935,025

Segment Net Written Premium

Quarter Ended September 30,			Nine Months Ended September 30,
2004	2003	(dollars in thousands)	2004	2003
$292,134	$291,435	Excess and Surplus Lines	$870,499	$812,910
85,312	76,991	Specialty Admitted	222,527	199,778
142,906	150,257	London Insurance Market	457,018	435,846
5,053	5,101	Other	31,293	26,084

$525,405	$523,784	Consolidated	$1,581,337	$1,474,618

Segment Revenues

Quarter Ended September 30,			Nine Months Ended September 30,
2004	2003	(dollars in thousands)	2004	2003
$290,842	$266,800	Excess and Surplus Lines	$857,512	$750,716
68,632	60,467	Specialty Admitted	196,373	172,541
152,145	140,538	London Insurance Market	465,517	404,753
50,969	39,019	Investing	154,847	172,922
10,366	8,190	Other	23,401	19,211

$572,954	$515,014	Consolidated	$1,697,650	$1,520,143

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income

Quarter Ended September 30,			Nine Months Ended September 30,
2004	2003	(dollars in thousands)	2004	2003
$25,031	$1,502	Excess and Surplus Lines	$118,958	$58,171
7,912	6,081	Specialty Admitted	22,601	11,809
(58,008)	(1,645)	London Insurance Market	(89,143)	(7,966)
50,969	39,019	Investing	154,847	172,922
(4,007)	(55,913)	Other	(10,555)	(74,508)
—	—	Amortization of Intangible Assets	—	(4,127)

$21,897	$(10,956)	Consolidated	$196,708	$156,301

Combined Ratios

Quarter Ended September 30,			Nine Months Ended September 30,
2004	2003		2004	2003
91%	99%	Excess and Surplus Lines	86%	92%
89%	90%	Specialty Admitted	88%	93%
138%	101%	London Insurance Market	119%	102%
139%	783%	Other	145%	488%

106%	110%	Consolidated	97%	101%

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